EXHIBIT 10.1


                                 August 30, 2006


Douglas Cameron McLeod
c/o Petrogulf Corporation
518 17th Street, Suite 1455
Denver, CO 80202
Attn:  Ronald P. Thompson
Vice President, Land and Legal


         Re:      Exploration Agreement for Wyandotte Prospect
                  St. Mary Parish, Louisiana

Gentlemen:

      When executed by all parties, this letter shall serve as the exploration agreement ("Agreement") between Falcon Natural Gas Corp. ("Falcon") and Douglas Cameron McLeod ("Participant") regarding Participant's acquisition of certain undivided interests, set out more particularly below, in the above-referenced Prospect. It is agreed that Petrogulf Corporation ("Petrogulf") shall be designated as the contract Operator on behalf of Falcon, Participant and any other participants in the Wyandotte Prospect.

      1. Falcon has identified prospective acreage and acquired the leasehold rights needed to explore for oil, gas and other minerals underlying the Prospect area depicted in Exhibit 1 hereto (the "Prospect Area"). The current leasehold interests within the Prospect Area are more particularly described in Exhibit 2 hereto (the "Leasehold"). Upon execution of this agreement, Participant shall pay Falcon the sum of $554,021 as consideration for the Leasehold and Falcon shall assign Participant a 15% working interest in the Leasehold within the surface boundaries of the existing DB-4 Unit, established by the Office of Conservation Order No-844-J effective November 30, 1999, from the surface to the stratigraphic equivalent of the base of the DB-4 Sand; a 50% working interest within the surface boundaries of the existing DB-4 Unit below the stratigraphic equivalent of the base of the DB-4 Sand; and a 50% working interest in the balance of the Leasehold lying within the boundaries of the Prospect Area. Such assignment shall convey a net revenue interest of seventy percent (70%), proportionately reduced to the working interest being acquired by Participant.
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2.    The parties have agreed to participate, on the terms set out herein, in the drilling of a well ("Test Well") to a depth sufficient to evaluate the DB-4 sand ("Objective Depth"), which is anticipated to be encountered at a depth of approximately 16,500 feet. Participant shall pay 18% of the costs incurred in the drilling the Test Well to Casing Point (hereinafter defined) and 15% of the costs incurred after Casing Point. All subsequent costs incurred within the AMI after reaching Casing Point in the Test Well shall be on a "heads-up" basis (proportional to each party's working interest). Participant shall commence operations on the Test Well within 6 months from the effective date of this Agreement, subject to rig availability.

3. Contemporaneously with the execution hereof, the parties hereto shall also execute and become subject to the Operating Agreement ("JOA"), naming Petrogulf as Operator. The JOA and all exhibits thereto are attached hereto and incorporated herein as Exhibit 3. Except to the extent of any conflict with the provisions of this Agreement, the JOA shall control the operations conducted on the Test Well and any subsequent wells drilled on the Test Well Unit. If a subsequent well or wells are drilled elsewhere on the AMI, the same form of JOA shall be applicable, modified only to reflect the description of the lands covered (the "Contract Area") and the interests of the parties therein. The Contract Area for each such subsequent well shall be identified and agreed upon by the parties. Should there be a conflict between the terms and conditions of the JOA (or any subsequent-well JOA) and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

4. The parties hereby establish an area of mutual interest ("AMI") consisting of the land area identified on the plat attached hereto as Exhibit 1. All interests in lands within the AMI subsequently acquired by either party will be offered to the non-acquiring party on a 50/50 basis and at actual cost. Promptly upon the acquisition of any mineral, royalty, overriding royalty or leasehold interest or option or contract to acquire any of the same, the acquiring party shall provide written notice to the other parties, identifying the interest acquired, stating the consideration paid therefor, and providing copies of the instrument(s) of acquisition, any agreements or correspondence relating to same, any documents evidencing costs incurred by the acquiring party, and a plat of the location of the interest so acquired. Each non-acquiring party shall have a period of fifteen (15) days after receipt of such notice in which to elect to participate in such acquisition. If a non-acquiring party elects to participate, it shall, at or before the expiration of said fifteen
      (15)-day period, give written notice of such election to the acquiring party and tender payment of its pro-rata share of the acquisition costs thereof. If the interest is to be earned by conducting drilling or other operations, the acquiring party's notice shall include an Authority for Expenditure ("AFE") and estimated costs of such operations, and the non-acquiring party's response period shall be extended to thirty (30) days, and the response shall include such party's execution and return of the AFE together with payment of its share of estimated dry hole costs of the operations to be conducted. If less than all parties elect to participation in an acquisition, the interest acquired shall be shared in proportion to the interests of the electing parties, unless the electing parties otherwise agree; and any such interest shall be subject to a JOA identical to the JOA attached hereto, modified only as to the parties, their interests in costs and production and the legal description of the interest(s) covered thereby. The AMI shall expire when the parties, their successors and assigns no longer own any oil and gas leasehold interests in the AMI, but in no event shall the AMI remain in effect more than ten
      (10) years from the effective date of this agreement.


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Petrogulf Corporation
August 30, 2006
Page 3

5. All assignments of oil and gas leases or other rights required to be assigned hereunder shall utilize the form of assignment attached hereto as
      Exhibit 4. The initial assignment of the existing oil and gas leases from Falcon to Participant will assign such leases at a seventy percent (70%) net revenue interest, proportionately reduced to the working interest acquired by Participant. Leases subsequently acquired shall be assigned subject to the burdens imposed thereon by non-affiliated third parties, which are in existence when acquired by any party hereto. The interests assigned shall be subject to the terms and conditions of the leases, all of the royalties, overriding royalties and other burdens payable out of production. Any such interest shall also be subject to the provisions of the JOA.

6. The parties agree that the information supplied by Falcon or developed from operations conducted hereunder concerning the Test Well and the Prospect Area shall be subject to the confidentiality agreement set out as
      Exhibit 5, which is attached hereto and incorporated herein.

7. Any controversy or claim arising out of or relating to this agreement, or the breach thereof, except controversies involving less than $50,000, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court in Houston, Harris County, Texas, having jurisdiction thereof. Any arbitration brought under the terms of this Agreement shall be conducted in the following manner: (1) Each of the parties to this agreement shall appoint one person as an arbitrator. The two arbitrators so chosen shall select a third impartial arbitrator within ten (10) days of the date on which the second arbitrator is selected. The three arbitrators shall determine all questions presented to them by majority vote. The decision of a majority of the arbitrators shall be final and conclusive on the parties. (2) The arbitration hearing shall be held at Houston, Harris County, Texas, and the award of the arbitrators may be entered in any court of competent jurisdiction in said county. (3) The parties agree that the following time limitations shall govern the arbitration proceedings conducted under the terms of this agreement: (a) any demand for arbitration must be filed within thirty (30) days of the date on which the dispute arises or the alleged breach occurs; (b) each party must select an arbitrator within ten (10) days of receipt of notice that an arbitration proceeding has commenced. In the event that no such selection is made, the arbitrator selected by the other party may conduct the arbitration proceeding without selecting any other arbitrator; (c) the hearing must be held within sixty (60) days of the date on which the third arbitrator is selected; (d) The arbitration award must be made within thirty (30) days after the hearing; (4) The expenses of such arbitration shall be borne in such proportion as the arbitrators shall decide.


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Petrogulf Corporation
August 30, 2006
Page 4

8. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Texas. This Agreement shall be performable in Harris County, Texas.

9. This Agreement is the entire agreement of the parties, and may not be modified except by a writing signed by both parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. There are no third party beneficiaries to this Agreement.

10. The Parties hereto agree that they do not hereby intend to create a partnership, mining partnership, partnership for tax purposes or otherwise, or any agency or other fiduciary relationship, whereby any of the parties hereto may become liable for the acts and deeds of the other parties hereto, and to the extent permitted by law, the parties hereto expressly negate the existence of any such relationship. Each party shall be responsible for bearing and paying its share of costs and expenses incurred as set out in this Agreement and the JOA. Further, each party to this Agreement elects to be excluded from the application of all of the provisions of Subchapter "K", Chapter 1, Subtitle "A," of the Internal Revenue Code (IRC) of 1986, as amended, as permitted and authorized by IRC section 761 and the regulation promulgated thereunder.

11. The parties hereto agree to cooperate fully in executing any and all supplementary documents required or advisable or reasonably requested by the other party and to take any and all additional actions that may be necessary and appropriate to give full force and effect to the basic terms and intent of this Agreement.

12. Falcon believes that the information provided by Falcon concerning the geological, engineering or financial aspects of an investment in the Test Well and Prospect is accurate, but does not make any warranty or representation concerning the accuracy of same. Participant acknowledges the risks inherent in any oil and gas investment, and Participant represents that it has conducted its own "due-diligence" investigation and is fully capable of evaluating such risks, and has consulted with its own geological and engineering advisors and has made its investment decision based solely on such due diligence and independent advice.


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Petrogulf Corporation
August 30, 2006
Page 5

13. The participation by Participant under this Agreement is conditioned upon the receipt by Falcon of an executed copy of this Agreement and the operating agreement hereinafter mentioned, as well as the receipt of the sums called for herein. Falcon shall have the right to rescind the offer to participate if Participant fails to execute this Agreement within ten
      (10) days after the date of this Agreement, or fails to timely pay the sums required herein when said sums become due and payable.

14.   The effective date of this agreement is August 1, 2006.

      If the forgoing meets with your approval and assent, please acknowledge your agreement to the foregoing terms and conditions by signing in the space provided below and returning this original letter agreement to Falcon. A signed copy has been provided for your records.

                                                FALCON NATURAL GAS CORP.


                                                By:      /s/ Fred B. Zaziski
                                                   -----------------------------
                                                   Fred B. Zaziski, President

AGREED TO AND ACCEPTED this
30th day of August, 2006.


PARTICIPANT:


/s/ Betty A. Pennington, Attorney in Fact
-----------------------------------------
Douglas Cameron McLeod


AGREED TO AND ACCEPTED this
30th day of August, 2006


PETROGULF CORPORATION


By:/s/ Betty A. Pennington
   --------------------------------------
       Betty A. Pennington
       Executive Vice President

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